SECURITIES AND EXCHANGE COMMISSION
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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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So Act Network, Inc.
(Exact Name of Small Business Issuer in its Charter)

Delaware	000-51886	26-3534190
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

5715 Will Clayton Parkway, #6572
Humble, TX 77338
(847) 565-9732
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

The Company Corporation
2711 Centerville Road Suite 400
Wilmington, DE 19808
(302) 636-5440
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Eric M. Stein, Esq.
Anslow & Jaclin, LLP.
195 Route 9 South, Suite204
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
 Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

 The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted .

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED March 6, 2009

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, 0.001 par value per share	3,045,333	$0.0625 (2)	$190,333	$7.48

(1)  This Registration Statement covers the resale by our selling shareholders of up 3,045,333 shares of common stock previously issued to such selling shareholders.

(2)  The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $0.0625 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

3,045,333 SHARES OF
SO ACT NETWORK, INC.
COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 3,045,333 shares of our common stock can be sold by selling security holders at a fixed price of $0.0625 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS IS RISKY AND SPECULATIVE IN NATURE. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is:   MARCH 6, 2009

ITEM 3.  Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

If any of the following risks occur, our business operation, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the future investors.

About Our Company

We were incorporated in the State of Delaware as of December 9, 2005. We are a development stage company currently creating innovative search technologies within a unique new type of networking platform. Our technologies and networking platform will lead to substantial benefits and life improvements to millions of people around the world by bringing together the solutions and solution makers for many of earth’s major problems, such as poverty, violence, pollution, energy shortage, lack of education, inadequate health care, cancer and heart disease, etc. Our network and agenda therefore are compatible and complementary with the goals, missions and agenda of President Obama and Change.Org.

We are conceived as an “Action Oriented Search Engine” (A.O.S.E.) to connect, encourage, unite and stimulate successful social entrepreneurship in innovative ways by developing a proprietary data inter-link between the primary problems in the world and possible solutions being developed globally. These are solutions that have both the intent and potential to achieve greater safety and peace by repairing the health of our planet, thereby creating new industries, jobs and economies of scale.

Our network is being designed and positioned to become a web property in all major global markets. We intend to generate revenues through low membership fees from solution makers and problem solvers as well as targeted advertising from green, eco-friendly companies that will benefit from a highly defined audience demographic. In addition to providing measurable results to those with major product and service solutions, it will dynamically enhance the overall web experience for consumer users who will visit for free.

Where You Can Find Us

Our principal executive office is located at 5715 Will Clayton Parkway, #6572, Humble, TX 77338 and our telephone number is (847) 565-9732.  Our search engine and network platform which are expected to launch in the end of the second quarter of the year of 2009 are located in Albuquerque, New Mexico.

Terms of Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $0.0625 was determined by the price of the shares that were sold to our shareholders and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Financial Overview

The following data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. Our financials are audited for years of 2008 and 2007. The financial records are in accordance with GAAP. The statement of operations and balance sheet data from December 31, 2008 and 2007 are derived from our audited financial statements.

	For the Year Ended December 31
Statement of Operations	(audited)
	2008	2007
Total Operating Expenses	$117,084	$1,400

Total Other Expenses	$(31)	$-

Net Loss	$(117,115)	$(1,400)

Net Loss Per Share –Basic and Diluted	$(0.00)	$(0.00)

	As of
	December 31,
BALANCE SHEET DATA	(audited)
	2008	2007
Cash	$33,950	$-
Prepaid Expenses	$359	$-
Total Current Assets	$34,309	$-
Total Current Liabilities	$51,573	$3,150
Total Shareholders’ Deficiency	$(14,552)	$(3,150)

RISK FACTORS

In addition to other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and risky in nature. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. Any person who cannot afford the loss of his or her purchase price for the offered shares should not purchase the offered shares because such a purchase is highly speculative and involves significant risks. Our business objectives must also be considered speculative, and we cannot guaranty that we will achieve those objectives. Purchasers of the offered shares may not realize any return on their purchase of the offered shares.

If any of the following risks occur, our business operation, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the future investors.

Risk Related to our Business and Industry

OUR AUDITOR HAS RAISED DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

We are in the development stage with no operations, has an accumulated deficit of $256,820 for the period from December 9, 2005 (inception) to December 31, 2008, and has negative cash flow from operations of $21,914 from inception. This raises substantial doubt about its ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital and implement its business plan. Our management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for us to continue as a going concern. However, there is no assurance that we will be able to obtain such additional funding at all, and even if we have access to such funding, there is no assurance that we will be able to negotiate terms favorable to our current investors.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL ON ACCEPTABLE TERMS AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

 If adequate additional financing is not available on acceptable terms, we may not be able to fund our future operations and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

If we cannot obtain additional funding, we may be required to: (i) limit our investments in research and development; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures.  Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES AND OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our technology and marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

IF WE FAIL TO CONTINUE TO INNOVATE OUR SERVICES, WE MAY NOT BE ABLE TO GENERATE A SUFFICIENT USER TRAFFIC LEVEL TO REMAIN COMPETITIVE.

Our success depends on our ability to provide innovative services. We must continue to invest significant resources in our technology and our existing services. If we are unable to updated services on a timely basis, we may lose users and customers. Our operating results would also suffer if our innovations do not respond to the needs of our users and customers, are not appropriately timed with market opportunities or are not effectively brought to market. As search technology continues to develop, our competitors may be able to offer search results that are, or that are perceived to be, substantially similar to or better than those generated by our search services, which may force us to spend significant resources  in innovation in order for our business to remain competitive.

IF WE FAIL TO ATTRACT USERS TO OUR NETWORK, OUR BUSINESS AND GROWTH PROSPECT COULD BE ADVERSELY AFFECTED.

We do not have any revenue currently. We plan to generate revenues from low fee membership to our network. If we cannot retain sufficient users in the future, we would not be able to generate enough revenues to sustain the development of our business. As a result, our business development plan would be severely harmed.

WE MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AND OTHER RELATED CLAIMS THAT COULD BE TIME-CONSUMING AND COSTLY TO DEFEND.

Internet, technology and media companies are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violations of third-party rights. There may be patents issued or pending that is held by others that cover significant aspects of our technologies, products, business methods or services. As a result, we may face intellectual property infringement claims and other related claims that could be time consuming and costly to defend.

WE MAY NEVER PAY ANY CASH DIVIDENDS TO SHAREHOLDERS

On January 16, 2009, our Board of Directors declared a 4 for 1 forward split to be effected in the form of a stock dividend. A total of 136,455,000 shares of our common stock were distributed on January 16, 2009 to shareholders of record to effectuate the forward split. However, we have never declared or paid any cash dividends on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

WE ARE SUBJECT TO CONTROL BY INSIDERS.

Insiders, including our officers and directors, will own or control more than 90% of our common stock after the offering. These insiders will have the ability to control all matters submitted to the stockholders for approval, including the election and removal of directors and the approval of any merger and consolidation, or sale of all or substantially all of the assets.

THE OFFERING PRICE IS ARBITRARY.

The offering price of the shares of our common stock was arbitrarily determined by us and such price bears no relationship to established value criteria such as assets or book value and, accordingly, should not be considered an indication of our actual value. In determining the offering price, consideration was given to such factors as the estimates of our business potential, the amount of dilution to purchasers, and the general conditions of the securities market. The offering price is $0.0625 per share of our common stock.

WE RELY ON THE SERVICES OF CERTAIN KEY PERSONNEL.

Our business relies on the efforts and talents of Greg Halpern, our President, Chief Executive Officer, Chief Financial Officer, and Chairman of our Board of Directors. Currently we do not maintain key life insurance on him. Although he has not indicated any intention of leaving us, the loss of Mr. Halpern’s service could adversely affect the operations of our business.

Risks Related to Our Common Stock

OUR COMMON STOCK IS NOT TRADING ON ANY PUBLIC MARKET AND OUR SHARES ARE ILLIQUID. EVEN THOUGH WE INTEND TO APPLY TO LIST OUR COMMON STOCK FOR TRADING ON THE OTC BULLETIN BOARD, WE CAN NOT OFFER ANY ASSURANCES THAT OUR SHARES WILL QUALIFY FOR SUCH LISTING AND EVEN IF OUR SHARES DO QUALIFY, WHETHER A MARKET FOR THEM WILL EVER DEVELOP. ACCORDINGLY, PURCHASERS OF OUR COMMON STOCK MAY NOT BE ABLE TO RESELL OUR SHARES, OR IF RESOLD, THEY MAY NOT BE SALABLE AT THE PRICES PAID FOR THEM.

We intend to apply to have our common stock quoted on the OTC Bulletin Board (“OTCBB”). The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the Securities Exchange Commission or applicable regulatory authority. In order to be eligible to be listed on the OTCBB and to maintain such eligibility, we would be required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and we would have to remain current in meeting our periodic securities reporting obligations. If for any reason, however, any of our securities are not eligible for initial or continued quotation on the Bulletin Board or an active public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so. If we are unable to satisfy the requirements for quotation on the OTCBB, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the “pink sheets.” As a result, an investor may find it more difficult to dispose of the securities offered hereby.

IF AND WHEN OUR COMMON STOCK IS LISTED FOR TRADING ON THE OTC BULLETIN BOARD, OUR SHARES WILL LIKELY BE CLASSIFIED AS A “PENNY STOCK” AS THAT TERM IS GENERALLY DEFINED IN THE SECURITIES EXCHANGE ACT OF 1934 TO MEAN EQUITY SECURITIES WITH A PRICE OF LESS THAN $5.00. OUR COMMON STOCK WILL BE SUBJECT TO RULES THAT IMPOSE SALES PRACTICE AND DISCLOSURE REQUIREMENTS ON BROKER-DEALERS WHO ENGAGE IN CERTAIN TRANSACTIONS INVOLVING A PENNY STOCK.

We will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually, or $300,000 together with his or her spouse, is considered an accredited investor.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our common stock in all probability will be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are "forward-looking statements." Such forward-looking statements include, but are not limited to, statements regarding our and their management's expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties' individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "might," "plans," "possible," "potential," "predicts," "projects," "seeks," "should," "will," "would" and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties' control) or other assumptions.

Item 4.  Use of Proceeds

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Item 5.  Determination of Offering Price

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Item 6. Dilution

The common stock to be sold by the selling shareholders as provided in Item 7 is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

Item 7. Selling Security Holders

The shares being offered for resale by the selling stockholders consist of the 3,045,333 shares of our common stock held by 42 shareholders of our common stock.

On October 7, 2008, Greg Halpern, our President, CEO and CFO, acquired 100,000 shares of our common stock from Michael Raleigh, our previous President, CEO and CFO, which represented 100% of our common shares outstanding as of the date of the transaction. Greg Halpern then received 44,900,000 shares on October 14, 2008, for his services rendered, pursuant to exemption under Section 4(2) of the Securities Act. After the completion of a 4 for 1 forward stock split (the “Forward Split”) effective January 16, 2009, the 45,000,000 shares were increased to 180,000,000 shares.

Thirty Six (36) of the selling shareholders received 535,000 shares of our common stock in lieu of a private placement under Regulation D Rule 506 promulgated under Section 4(2) of the Securities Act of 1933, as amendment (the “Securities Act”) completed in January 2009.  After the completion of the Forward Split, the 535,000 shares were increased to 2,140,000 shares.

In addition, pursuant to our board resolution effective January 27, 2009, we approved the issuance of 36,000 shares of our common stock to five (5) individuals as compensation for services rendered to us in reliance upon Section 4(2) of the Securities Act. During 2008, we issued 12,000 shares for services rendered in 2008. As a result of the Forward Split, the 12,000 shares were increased to 48,000 shares. During 2009, we issued 24, 000 shares for services to be rendered in 2009. As a result of the Forward Split, the 24,000 share were increased to 96,000 shares.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of March 5, 2009 and the number of shares of our common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name	Shares Beneficially Owned Prior To Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
Dawn Sadler	16,000	16,000	0	0%
Shari Barman Trust	8,000	8,000	0	0%
Jane Stratton Trust	8,000	8,000	0	0%
Beatrice Peak	16,000	16,000	0	0%
Ilan Awerbuch	16,000	16,000	0	0%
Bradley Schlachter	8,000	8,000	0	0%
Linn Schlachter	8,000	8,000	0	0%
Edward Halpern Trust	8,000	8,000	0	0%
Dianne Halpern Trust	8,000	8,000	0	0%
John Rekevics	8,000	8,000	0	0%
Luis Arteaga	8,000	8,000	0	0%
Julian Tydelski (1)	16,000	16,000	0	0%
Dale Schirmer	80,000	80,000	0	0%
Renee Schirmer	80,000	80,000	0	0%
Timothy Litchfield	160,000	160,000	0	0%
Esther Stearns	8,000	8,000	0	0%
Jan Cohn Stearns	8,000	8,000	0	0%
Brian T. Bowman	1,296,000	1,296,000	0	0%
Al Lautenslager (2)	16,000	16,000	0	0%
Dean Yizhong Deng	80,000	80,000	0	0%
Susan Blackman	8,000	8,000	0	0%
John W. Steinborn	24,000	24,000	0	0%
Stephen Eisen	8,000	8,000	0	0%
Steven Hashimoto	8,000	8,000	0	0%
Rex M. Carroll	8,000	8,000	0	0%
Robert Galliani	8,000	8,000	0	0%
Karen Rosenberg	4,000	4,000	0	0%
Marc Ledergeber	64,000	64,000	0	0%
Renate Soderstrom	8,000	8,000	0	0%
Jan Soderstrom	80,000	80,000	0	0%
Wayne Criswell	8,000	8,000	0	0%
Dan Maguire	16,000	16,000	0	0%
Stephen R. Minkler	16,000	16,000	0	0%
Matt Wells (3)	80,000	80,000	0	0%
Vicky Davis	8,000	8,000	0	0%
Daniel T. Ruchman (4)	16,000	16,000	0	0%

Serena Halpern (5)	16,000	16,000	0	0%
Gary Urista	8,000	8,000	0	0%
Vera Fischer	16,000	16,000	0	0%
Jaziba O’Brien	16,000	16,000	0	0%
Victoria Galliani	8,000	8,000	0	0%
Greg Halpern (6)	180,000,000	761,333	179,238,667	100%

(1)	Julian Tydelski received the 16,000 shares of our common stock as compensation for the sound engineering services rendered to us in 2008.
(2)	Al Lautenslager received the 16,000 shares of our common stock as compensation for the marketing services rendered to us in 2008.
(3)	Matt Wells received the 80,000 shares of our common stock as compensation for the website platform design services to be rendered in 2009.
(4)	Daniel Ruchman received the 16,000 shares of our common stock as compensation for the market research services to be rendered to us in 2009.
(5)	Serena Halpern received the 16,000 shares of our common stock as compensation for the web page design services rendered to us in 2008.
(6)	Greg Halpern is our President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors.

Except for Greg Halpern, to our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates;
-	are broker-dealers or affiliated with broker-dealers.

Item 8. Plan of Distribution

The selling security holders may sell some or all of their shares at a fixed price of $0.0625 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a quoting on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.0625 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

O	ordinary brokers transactions, which may include long or short sales,
O	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
O	through direct sales to purchasers or sales effected through agents,
O	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
O	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $56,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

Item 9. Description of Securities to be Registered

General

We are authorized to issue 260,000,000 shares of stock, among which 250,000,000 shares are common stock at par value $.001 per share and 10,000,000 shares of preferred stock at par value $.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

We are authorized to issue 250,000,000 shares of common stock, $.001 par value per share.  Currently we have 182,284,000 shares of common stock issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Cumulative voting with respect to the election of directors is not permitted by our Articles of Incorporation.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $.001 par value per share. Currently we do not have any preferred stock outstanding. Our Board of Directors has the authority, without any vote or action by the stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

Dividends

On January 16, 2009, our Board of Directors declared a 4 for 1 forward split to be effected in the form of a stock dividend. A total of 136,455,000 shares of our common stock were distributed on January 16, 2009 to shareholders of record to effectuate the forward split. We have not declared any cash dividends. The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

Currently we have no stock option plan or any common shares set aside for any stock option plan.

Item 10. Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements for the year ended December 31, 2007 included in this prospectus and the registration statement have been audited by Gately & Associates, LLC to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements for the year ended December 31, 2008, included in this prospectus and the registration statement have been audited by Webb & Company, P.A. to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Anslow & Jaclin, LLP, Manalapan, New Jersey passed upon the validity of the common stock being offered hereby. Anslow & Jaclin, LLP has not been employed on a contingent basis nor shall Anslow & Jaclin, LLP receive a direct or indirect substantial interest in connection with this offering.

Item 11.  Information about the Registrant

Description of Our Business

Overview

We were incorporated in the State of Delaware on December 9, 2005. We are a development stage company currently creating innovative search technologies within a unique new type of networking platform. Our technologies and networking platform will lead to substantial benefits and life improvements to millions of people around the world by bringing together the solutions and solution makers for many of earth’s major problems, such as poverty, violence, pollution, energy shortage, lack of education, inadequate health care, cancer and heart disease, etc. Our network and agenda therefore are compatible and complementary with the goals, missions and agenda of President Obama and Change.Org.

We are conceived as an “Action Oriented Search Engine” (the “Search Engine”) to connect, encourage, unite and stimulate successful social entrepreneurship. We are developing a unique proprietary data inter-link between the primary problems in the world and the best possible solutions being developed globally. These are solutions that have both the intent and potential to achieve greater safety and peace by repairing the health of our planet, thereby creating new industries, jobs and economies of scale.

Our network is being designed and positioned to become a top web property in all major global markets. We intend to generate our revenue through low membership fees from solution makers and problem solvers as well as targeted advertising from green, eco-friendly companies that will benefit from a highly defined audience demographic. In addition to providing measurable results to those with major product and service solutions, it will enhance the overall web experience for consumer users who will visit for free.

Our Product

We are developing a unique proprietary data inter-link between the primary problems in the world and the best possible solutions being developed globally. Our network unifies the key elements of successful development for breakthrough solutions to major problems. To illustrate the potential impact of So Act in actual practice, contemplate an invention idea that would have a positive impact on the American energy problem today. Start with the goal to discover a new transportation device that is “environment neutral” (has no polluting effect and does not extract anything from the environment).  The idea proposed is to invent and build a car that runs on air. The technology would let you drive 60 miles at 35 mph with a simple off-the-shelf air compressor. Add a tiny amount of fuel and the same car will run 800 miles at highway speeds without stopping. There are enormous benefits to the environment this invention could provide. There’s the low cost of operation, the decreased need for oil, and the increased jobs and opportunity that very low cost, zero-pollution, personal transportation would bring. This actual technology has existed in a working format for around 20 years. Innovation moves slowly while our problems increase on earth at a faster pace. Through networking and an advanced search function, we allow the development and proliferation of such an invention (or any invention) to occur at a faster pace thus providing a real benefit to the global economy and people everywhere by providing a unique development forum and environment where obstacles, barriers and costs can be reduced and timelines to get to market improved.

Marketing

We plan to generate revenue from low membership fees from solution makers and problem solvers as well as targeted advertising from green, eco-friendly companies. We also plan to benefit from an advertise revenue strategy that taps into a 21 billion dollar market growing at approximately 10 billion dollars a year, currently dominated by Google and a small handful of other companies.

We believe there is a large social and professional demand for our network. Solution makers around the world face challenges in creating major solutions to critical world problems. In order to create an effective solution, a solution maker needs access to abundant of information about a particular major problem and potential solutions. In addition, developing solutions to major problems is also a lonely process with many obstacles. Our network unifies the key elements of successful development for breakthrough solutions to major problems, meeting the needs to shorten the solution development timeline. Our network and agenda therefore are compatible and complementary in all respects with the goals, missions and agenda of President Obama and Change.Org.

We expect to draw our customer bases from two groups of audiences. The first group is categorized as socially conscious innovators, inventors, scientists, explorers, investors and creative thinkers developing legitimate world-improving solutions. The second group is categorized as socially conscious, social investing, social business, green and eco-friendly companies who can advertise their existing solutions to highly targeted consumers within our internet networking.

Competition

Google and MySpace expect to launch their new web-based network in June 2009 which contains elements existent in our network. Even though their products, either on its own or combined together, can be loosely compared to our network, our network provides additional services by unifying key elements of successful development for breakthrough solutions to major problems. We are not aware of any other specific web-based properties that more closely resemble the business model, identity and features found in our network.

Intellectual Property

Our Search Engine and network platform contain several trade secrets. In addition, we have applied to register our business name So Act with the U.S. Patent and Trademark Office, which is currently subject to its review.

Description of Property

Our principal business office is located at 5715 Will Clayton Parkway, #6572, Humble, TX 77338. Our search engine and network platform which are expected to launch in the end of the second quarter of 2009 are located in Albuquerque, New Mexico. The platform is supported by minimal hardware for 100,000 servers with databases scalable to 200 billion web pages.

Legal Proceedings

There are no legal proceedings pending or threatening against us.

Market for Common Equity and Related Stockholder Matters

There is presently no public market for our shares of common stock. We anticipate applying for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 42 shareholders of our common stock.

Rule 144 Shares

As of the date of this registration statement, we do not have any shares of our common stock are currently available for sale to the public in accordance with the volume and trading limitations of Rule 144.

Stock Option Grants

We do not have any stock option plans.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

SO ACT NETWORK, INC.
(A DEVELOPMENT STAGE COMPANY)

CONTENTS

PAGE	F-1 - F-2	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	F-3	BALANCE SHEETS AS OF DECEMBER 31, 2008 AND AS OF DECEMBER 31, 2007

PAGE	F-4	STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2008 AND DECEMBER 31, 2007 AND FOR THE PERIOD DECEMBER 9, 2005 (INCEPTION) TO DECEMBER 31, 2008

PAGE	F-5	STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY FOR THE PERIOD FROM DECEMBER 9, 2005 (INCEPTION) TO DECEMBER 31, 2008

PAGE	F-6	STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2008 AND DECEMBER 31, 2007 AND FOR THE PERIOD DECEMBER 9, 2005 (INCEPTION) TO DECEMBER 31, 2008

PAGES	F-7 - F-14	NOTES TO FINANCIAL STATEMENTS

Webb & Company, P.A.
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
So Act Network, Inc. (F/K/A 43010, Inc.) (A Development Stage Company)

We have audited the accompanying balance sheet of So Act Network, Inc. (F/K/A 43010, Inc.) (A Development Stage Company) as of December 31, 2008 and the related statements of operations, changes in stockholders' deficiency and cash flows for the year then ended and for the period from December 9, 2005(inception) to December 31, 2008. The financial statements for the year ended December 31, 2007 were audited by other auditors who issued a report dated February 25, 2008. The financial statements for the period from December 9, 2005 (inception) to December 31, 2008 in so far as they relate to amounts for the period through December 31, 2007, are based solely on the report of the other auditors. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of So Act Network, Inc. (F/K/A 43010, Inc.) (A Development Stage Company) as of December 31, 2008 and the results of its operations and its cash flows for the year then ended and for the period December 9, 2005 (inception) through to December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage with no operations, has an accumulated deficit of $256,820 for the period from December 9, 2005 (Inception) to December 31, 2008, and has a negative cash flow from operations of $21,914 from inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/WEBB & COMPANY, P.A.
WEBB & COMPANY, P.A.

Boynton Beach, Florida March 2, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of So Act Network, Inc. (F/K/A 43010, Inc.) as of December 31, 2007 and the related statements of operations, stockholders’ equity, and cash flows for the twelve months then ended. These financial statements are the responsibility of company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of The Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of So Act Network at December 31, 2007 and the results of its operations and its cash flows for the twelve months then ended in conformity with U.S. Generally Accepted Accounting Principles.

Gately & Associates, L.L.C.
Altamonte Springs, FL
March 6, 2009

So Act Network, Inc.
(f/k/a 43010, Inc.)
Balance Sheets

ASSETS

	December 31, 2008	December 31, 2007

Current Assets
Cash	$33,950	$-
Prepaid Expenses	359	-
Total Current Assets	34,309	-

Property and Equipment, net	2,437

Intangible assets	275	-

Total Assets	$37,021	$-

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities
Accounts payable	$860	$-
Accrued Expenses	46,910	3,150
Loan payable - related party	3,803	-
Total Current Liabilities	51,573	3,150

Commitments and Contingencies	-	-

Stockholders' Deficiency
Preferred stock, $0.001 par value; 10,000,000 shares authorized,
No shares issued and outstanding	-	-
Common stock, $0.001 par value; 250,000,000 shares authorized,
181,940,000 and 100,000 shares issued and outstanding, respectively	181,940	100
Additional paid-in capital	128,078	-
Subscription receivable	(67,750)	-
Deficit accumulated during the development stage	(256,820)	(3,250)
Total Stockholders' Deficiency	(14,552)	(3,150)

Total Liabilities and Stockholders' Deficiency	$37,021	$-

See accompanying notes to financial statements.

So Act Network, Inc.
(f/k/a 43010, Inc.)
Statements of Operations

	For the Years Ended December 31,		For the Period From
	2008	2007	December 9, 2005 (Inception) to December 31, 2008

Operating Expenses
General and Administrative	$62,210	$1,400	$65,460
Professional Fees	11,325	-	11,325
Compensation	43,549	-	43,549
Total Operating Expenses	117,084	1,400	120,334

Loss from Operations	(117,084)	(1,400)	(120,334)

Other Expense
Interest Expense	(31)	-	(31)
Total Other Expense	(31)	-	(31)

Provision for Income Taxes	-	-	-

Net Loss	$(117,115)	$(1,400)	$(120,365)

Net Loss Per Share - Basic and Diluted	$(0.00)	$(0.00)

Weighted average number of shares outstanding
during the year Basic and Diluted	38,818,104	400,000

See accompanying notes to financial statements.

So Act Network, Inc.
(f/k/a 43010, Inc.)
Statement of Changes in Stockholders' Deficiency

	Preferred stock		Common stock		Additional			Total
					paid-in	Accumulated	Subscription	Stockholder's
	Shares	Amount	Shares	Amount	capital	Deficit	Receivable	(Deficiency)

Balance, December 9, 2005 (Inception)	-	$-	-	$-	$-	$-	$-	$-

Stock issued on acceptance of incorporation expenses	-	-	100,000	100	-	-	-	100

Net loss for the peiord December 9, 2005 (Inception) to December 31, 2005	-	-	-	-	-	(400)		(400)

Balance, December 31, 2005	-	-	100,000	100	-	(400)	-	(300)

Net loss	-	-	-	-	-	(1,450)	-	(1,450)

Balance, December 31, 2006	-	-	100,000	100	-	(1,850)	-	(1,750)

Net loss	-	-	-	-	-	(1,400)	-	(1,400)

Balance, December 31, 2007	-	-	100,000	100	-	(3,250)	-	(3,150)

Common stock issued for services to founder ($0.001/sh)	-	-	44,900,000	44,900	-	-	-	44,900

Common stock issued for cash ($0.25/sh)	-	-	473,000	473	117,777	-	(67,750)	50,500

Common stock issued for services ($0.25/sh)	-	-	12,000	12	2,988	-	-	3,000

Shares issued in connection with stock dividend	-	-	136,455,000	136,455	-	(136,455)	-	-

In kind contribution of rent	-	-	-	-	2,913	-	-	2,913

Accrued expenses payment made by a former shareholder	-	-	-	-	4,400	-	-	4,400

Net loss	-	-	-	-	-	(117,115)	-	(117,115)

Balance, December 31, 2008	-	$-	181,940,000	$181,940	$128,078	$(256,820)	$(67,750)	$(14,552)

See accompanying notes to financial statements.

So Act Network, Inc.
(f/k/a 43010, Inc.)
Statement of Cash Flows

	For the Years Ended December 31,		For the Period FromDecember 9, 2005 (Inception) to
	2008	2007	December 31, 2008

Cash Flows From Operating Activities:
Net Loss	$(117,115)	$(1,400)	$(120,365)
Adjustments to reconcile net loss to net cash used in operations
Depreciation	127	-	127
In kind contribution of rent	2,913	-	2,913
Stock issued for services	47,900	-	48,000
Changes in operating assets and liabilities:
Increase in prepaid expenses	(359)	-	(359)
Increase accounts payable	860	-	860
Increase in accrued expenses	43,760	1,400	46,910
Net Cash Used In Operating Activities	(21,914)	-	(21,914)

Cash Flows From Investing Activities:
Register of trademark	(275)	-	(275)
Purchase of equipment	(2,564)	-	(2,564)
Net Cash Used In Investing Activities	(2,839)	-	(2,839)

Cash Flows From Financing Activities:
Proceeds from stockholder loans	18,803	-	18,803
Repayment of stockholder loans	(15,000)	-	(15,000)
Accrued Expenses payment made by a former shareholder	4,400		4,400
Proceeds from issuance of stock, net of subscriptions receivable	50,500	-	50,500
Net Cash Provided by Financing Activities	58,703	-	58,703

Net Decrease in Cash	33,950	-	33,950

Cash at Beginning of Year	-	-	-

Cash at End of Year	$33,950	$-	$33,950

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Shares issued in connection with stock dividend	$136,455		$136,455
Stock sold for subscription	$67,750	$-	$67,750

See accompanying notes to financial statements.

SO ACT NETWORK, INC.
(F/K/A 43010, Inc.)
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 AND 2007

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

So Act Network, Inc. Inc.  (f/k/a 43010, Inc.) (the “Company”) was incorporated in Delaware on December 9, 2005. The Company is currently in the development stage and plans to create search technologies within an online networking platform.

On October 15, 2008 the Company changed its name to So Act Network, Inc.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(D) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation.  Expenditures for maintenance and repairs are charged to expense as incurred.  Depreciation is provided using the straight-line method over the estimated useful life of three to five years.

(E) Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is assured.  The Company had no revenue for the twelve months ended December 31, 2008 and 2007, respectively.

(F) Advertising Costs

Advertising costs are expensed as incurred and include the costs of public relations activities.  These costs are included in general and administrative expenses and totaled $867 and $0 in the years ended December 31, 2008 and 2007, respectively.

SO ACT NETWORK, INC.
(F/K/A 43010, Inc.)
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 AND 2007

(G) Identifiable Intangible Assets

As of December 31, 2008 and 2007, $275 and $0, respectively of costs related to registering a trademark has been capitalized.  It has been determined that the trademark has an indefinite useful life and not subject to amortization.  However, the trademark will be reviewed for impairment annually, or more frequently if impairment indicators arise.

(H) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, “Earnings per Share.”  As of December 31, 2008 and 2007, respectively, there were no common share equivalents outstanding.

(I) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”).  Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

As of December 31, 2008 and 2007, the Company has a net operating loss carry forward of approximately $67,942 and $3,250, available to offset future taxable income through 2028 and 2007, respectively. The valuation allowance at December 31, 2008 and 2007 was $23,100 and $650, respectively. The net change in the valuation allowance for the period ended December 31, 2008 and 2007 was an increase of $22,820 and $280, respectively.

 (J) Business Segments

The Company operates in one segment and therefore segment information is not presented.

SO ACT NETWORK, INC.
(F/K/A 43010, Inc.)
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 AND 2007

(K) Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”.  This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We are currently evaluating the disclosure implications of this statement.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States.  This statement shall be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.  The Company is currently evaluating the impact of SFAS 162, but does not expect the adoption of this pronouncement will have a material impact on its financial position, results of operations or cash flows.

SO ACT NETWORK, INC.
(F/K/A 43010, Inc.)
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 AND 2007

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60.” Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. This results in inconsistencies in the recognition and measurement of claim liabilities. This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. The adoption of FASB 163 is not expected to have a material impact on the Company’s financial position.

(L) Fair Value of Financial Instruments

The carrying amounts on the Company’s financial instruments including accounts payable, accrued expenses, and stockholder loans, approximate fair value due to the relatively short period to maturity for this instrument.

NOTE 2	GOING CONCERN

As reflected in the accompanying financial statements, the Company is in the development stage with no operations, has an accumulated deficit of $256,820 for the period from December 9, 2005 (inception) to December 31, 2008 and has negative cash flow from operations of $21,914 from inception. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 3	NOTE PAYABLE - SHAREHOLDER

For the year ended December 31, 2008 the Company received $18,803 from a principal shareholder. Pursuant to the terms of the loan, the loan is bearing an annual interest rate of 3.25% and due on demand. As of December 31, 2008, the Company still owes $3,803 in principal to the principal shareholder and accrued interest of $31 (See Note 7).

SO ACT NETWORK, INC.
(F/K/A 43010, Inc.)
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 AND 2007

NOTE 4	PROPERTY AND EQUIPMENT

At December 31, 2008 property and equipment is as follows:

2008

Website Development	$2,564
Less accumulated depreciation and amortization	(127)

$2,437

Depreciation expense for the years ended December 31, 2008 was $127.

NOTE 5	STOCKHOLDERS’ DEFICIENCY

(A) Common Stock Issued for Cash

On December 31, 2005, the Company issued 100,000 shares of common stock for cash of $100 in exchange for acceptance of the incorporation expenses for the Company. As a result of the 4 for 1 forward stock split (the “Forward Split”), the 100,000 share were increased to 400,000 shares.

For the year ended December 31, 2008, the Company issued 473,000 shares of common stock for cash of $118,250, of which $67,750 was a subscription receivable and collected in January 2009 (See Note 8(F)). As a result of the Forward Split, the 473,000 shares were increased to 1,892,000 shares.

(B) Stock issued for Services

On October 14, 2008, the Company issued 44,900,000 shares of common stock to its founder having a fair value of $44,900 ($0.001/share) in exchange for services provided (See Note 7). As a result of the forward split (the “Forward Split”), the 44,900,000 shares were increased to 179,600,000 shares.

On November 24, 2008, the Company issued 4,000 shares of common stock having a fair value of $1,000 ($0.25/share) in exchange for consulting services. As a result of the Forward Split, the 4,000 shares were increased to 16,000 shares.

On December 5, 2008, the Company issued 4,000 shares of common stock having a fair value of $1,000 ($0.25/share) in exchange for consulting services. As a result of the Forward Split, the 4,000 shares were increased to 16,000 shares.

On December 20, 2008, the Company issued 4,000 shares of common stock having a fair value of $1,000 ($0.25/share) in exchange for consulting services. As a result of the Forward Split, the 4,000 shares were increased to 16,000 shares.

SO ACT NETWORK, INC.
(F/K/A 43010, Inc.)
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 AND 2007

(C) Stock Split Effected in the Form of a Stock Dividend

On January 16, 2009, the Company's Board of Directors declared a four-for-one stock split to be effected in the form of a stock dividend.  The stock split was distributed on January 16, 2009 to shareholders of record.  A total of 136,455,000 shares of common stock were issued.  All basic and diluted loss per share and average shares outstanding information has been adjusted to reflect the aforementioned stock dividend (See Note 8(B)).

(D) In Kind Contribution

During the fourth quarter of 2008, a former stockholder of the company paid $4,400 of operating  expenses on behalf of the company.

During the fourth quarter of 2008, the principal stockholder contributed office space with a fair value of $2,913. (See note 7.)

NOTE 6	COMMITMENTS

Employment Agreement

 On October 13, 2008 the Company executed an employment agreement with its President and CEO.  The term of the agreement is ten years.  As compensation for services, the President will receive a monthly compensation of $18,000 beginning October 13, 2008.  In addition, to the base salary, the employee is entitled to receive a 10% commission of all sales of the Corporation.  The agreement also calls for the employee to receive health benefits (See Note 7).

NOTE 7	RELATED PARTY TRANSACTIONS

On October 14, 2008, the Company issued 44,900,000 shares of common stock to its founder having a fair value of $44,900 ($0.001/share) in exchange for services provided (See Note 5(B)). As a result of the Forward Split, the 44,900,000 shares were increased to 179,600,000 shares.

On October 13, 2008 the Company executed an employment agreement with its President and CEO.  The term of the agreement is ten years.  As compensation for services, the President will receive a monthly compensation of $18,000 beginning October 13, 2008.  In addition, to the base salary, the employee is entitled to receive a 10% commission of all sales of the Corporation.  The agreement also calls for the employee to receive health benefits (See Note 6).

For the year ended December 31, 2008 the Company received $18,803 from a principal shareholder. Pursuant to the terms of the loan, the loan is bearing an annual interest rate of 3.25% and is due on demand. As of December 31, 2008, the Company still owes $3,803 in principal to the principal shareholder and accrued interest of $31 (See Note 3).

During the fourth quarter of 2008, the principal stockholder contributed office space with a fair value of $2,913. (See note 5(D).)

SO ACT NETWORK, INC.
(F/K/A 43010, Inc.)
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 AND 2007

NOTE 8	SUBSEQUENT EVENTS

(A) Amendment to Articles of Incorporation

January 27, 2009 the Company amended its Articles of Incorporation to provide for an increase in its authorized share capital. The authorized capital stock increased to 250,000,000 common shares at a par value of $0.001 per share, and 10,000,000 preferred shares at a par value of $0.001 with class and series designations, voting rights, and relative rights and preferences to be determined by the Board of Directors of the Company from time to time.

(B) Stock Split Effected in the Form of a Stock Dividend

On January 16, 2009, the Company's Board of Directors declared a four-for-one stock split to be effected in the form of a stock dividend.  The stock split was distributed on January 16, 2009 to shareholders of record.  A total of 136,455,000 shares of common stock were issued.  All basic and diluted loss per share and average shares outstanding information has been adjusted to reflect the aforementioned stock dividend (See Note 5 (C)).

(C) Consulting Agreement

On January 19, 2009, the Company entered into a consulting agreement to construct social network software for a fee of $150 and $375 an hour.  The contract will remain in place until either party desire to cancel.  A retainer fee of $20,000 has been paid upon the execution of the agreement and will be used towards the services provided.  In addition, on January 14, 2009 the Company issued 20,000 shares in exchange for services valued at $5,000($0.25/share) As a result of the Forward Split, the 20,000 shares were increased to 80,000 shares. (See Note 8(E)).

On January 20, 2009, the Company entered into a service agreement with a transfer agent to become the Company's transfer agent for the purpose of maintaining stock ownership and transfer records for the Company.

(D)Stock issued for Cash

On January 2, 2009, the Company entered into stock purchase agreements to issue 20,000 shares of common stock for cash of $5,000 ($0.25/share). As a result of the Forward Split, the 20,000 shares were increased to 80,000 shares.

On January 3, 2009, the Company entered into stock purchase agreements to issue 2,000 shares of common stock for cash of $500 ($0.25/share). As a result of the Forward Split, the 2,000 shares were increased to 8,000 shares.

SO ACT NETWORK, INC.
(F/K/A 43010, Inc.)
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 AND 2007

On January 3, 2009, the Company entered into stock purchase agreements to issue 2,000 shares of common stock for cash of $500 ($0.25/share). As a result of the Forward Split, the 2,000 shares were increased to 8,000 shares.

On January 11, 2009, the Company entered into stock purchase agreements to issue 32,000 shares of common stock for cash of $8,000 ($0.25/share). As a result of the Forward Split, the 32,000 shares were increased to 128,000 shares.

On January 12, 2009, the Company entered into stock purchase agreements to issue 2,000 shares of common stock for cash of $500 ($0.25/share). As a result of the Forward Split, the 2,000 shares were increased to 8,000 shares.

On January 15, 2009, the Company entered into stock purchase agreements to issue 4,000 shares of common stock for cash of $1,000 ($0.25/share). As a result of the Forward Split, the 4,000 shares were increased to 16,000 shares.

(E) Stock issued for Services

On January 12, 2009, the Company issued 4,000 shares of common stock having a fair value of $1,000 ($0.25/share) in exchange for consulting services. As a result of the Forward Split, the 4,000 shares were increased to 16,000 shares.

(F) Subscription Receivable

During the month of January 2009, $67,750 of stock subscription receivable has been collected (See Note 5(A)).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Overview

We were incorporated in the State of Delaware as of December 9, 2005. We are a development stage company currently creating innovative search technologies within a unique new type of networking platform. Our technologies and networking platform will lead to substantial benefits and life improvements to millions of people around the world by bringing together the solutions and solution makers for many of earth’s major problems, such as poverty, violence, pollution, energy shortage, lack of education, inadequate health care, cancer and heart disease, etc. Our network and agenda therefore are compatible and complementary with the goals, missions and agenda of President Obama and Change.Org.

We are conceived as an “Action Oriented Search Engine” (A.O.S.E.) to connect, encourage, unite and stimulate successful social entrepreneurship in innovative ways by developing a proprietary data inter-link between the primary problems in the world and possible solutions being developed globally. These are solutions that have both the intent and potential to achieve greater safety and peace by repairing the health of our planet, thereby creating new industries, jobs and economies of scale.

We are being designed and positioned to become a web property in all major global markets. We intend to generate revenues through low membership fees from solution makers and problem solvers as well as targeted advertising from green, eco-friendly companies that will benefit from a highly defined audience demographic. In addition to providing measurable results to those with major product and service solutions, it will dynamically enhance the overall web experience for consumer users who will visit for free.

Plan of Operation

We plan to generate revenue from low membership fees from solution makers and problem solvers as well as targeted advertising from green, eco-friendly companies. We also plan to benefit from an advertise revenue strategy that taps into a 21 billion dollar market growing at approximately 10 billion dollars a year, currently dominated by Google and a small handful of other companies.

We believe there is a large social and professional demand for our network. We expect to draw our customer bases from two groups of audiences. The first group is categorized as socially conscious innovators, inventors, scientists, explorers, investors and creative thinkers developing legitimate world-improving solutions. The second group is categorized as socially conscious, social investing, social business, green and eco-friendly companies who can advertise their existing solutions to highly targeted consumers within our internet networking.

During the next twelve months, we anticipate the need for capital to fund the So Act Network’s two primary activities. The first need is for the development of the So Act Network and the intuitive So Act Search Engine and second is for the maintenance of our regulatory filings and responsibilities which include legal, accounting and electronic filing services. It is anticipated that the cost to maintain these activities will be no less than $56,000 and no more than $108,000. While we will likely seek a second 506D private placement within the next 12 months, in the meantime we will rely on additional capital infusions from our CEO, Greg Halpern, until such time that the market provides a positive outlook for additional funding potential. Mr. Halpern is prepared to continue to loan money to us as necessary at current prime rate and to continue to accrue salary that cannot be paid at the present time due to the need to devote any available funds to the aforementioned requirements. If we are able to launch the So Act Network as anticipated during the second calendar quarter of 2009, it expects to generate enough revenue to become cash flow positive by fiscal year end of 2009.

As of the date of this filing, we are entering the phase two of the development of the So Act Network platform and believe it can have an online version for beta testing on or before June 2009. Development of the final version will then continue on throughout the summer of 2009 until enough consumer feedback has been obtained and the appropriate improvements made to achieve a fully functional network.

As of the date of this filing, we do not expect to purchase or sell any plant or significant equipment or increase our number of employees in the next 12 months.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, in dollars, and key components of our revenue for the period indicated, in dollars.

	For the Years Ended December 31,
	2008	2007

Operating Expenses
General and Administrative	$62,210	$1,400
Professional Fees	11,325	-
Compensation	43,549	-
Total Operating Expenses	117,084	1,400

Loss from Operations	(117,084)	(1,400)

Other Expense
Interest Expense	(31)	-
Total Other Expense	(31)	-

Provision for Income Taxes	-	-

Net Loss	$(117,115)	$(1,400)

Net Loss Per Share - Basic and Diluted	$(0.00)	$(0.00)

Weighted average number of shares outstanding
during the year Basic and Diluted	38,818,104	400,000

For the Fiscal Year Ended December 31, 2008 and for the Fiscal Year Ended December 31, 2007

General and Administrative Expenses: Our general and administrative expenses were $62,210 for the fiscal year of 2008 and $1,400 for the fiscal year of 2007, representing an increase of $60,810 or approximately 4343.57%, as a result of our expenses on advertising which include the cost of public relations activities, stock issued for services, and other expenses associated with the private placement memorandum.

Net Loss: Our net loss for the fiscal year of 2008 was $117,115, compared to $1,400 for fiscal year of 2007. The increase in net loss was the result of the substantial increase in our operating expenses.

Liquidity and Capital Resources

We are in the development state with no operations, have an accumulated deficit of $256,820 for the period from December 9, 2005 (inception) to December 31, 2008, and have negative cash flow from operations of $21,914 from inception.  As noted in our Auditor’s Report, our auditor has raise doubt about our ability to continue as a going concern.

From our inception through December 31, 2008, our primary source of funds has been the proceeds of private offerings of our common stock and loans from stockholders.  Our need to obtain capital from outside investors is expected to continue until we are able to achieve profitable operations, if ever.  There is no assurance that management will be successful in fulfilling all or any elements of its plans.

For the fiscal year ended December 31, 2008, we received $18,803 from Greg Halpern, our principal shareholder. Pursuant to the terms of the loan, the loan is bearing an annual interest rate of 3.25% and due on demand. As of December 31, 2008, we still owe $3,803 in principal and $31 in accrued interest.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”.  This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners.  SFAS No. 160 affects those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and non-derivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We are currently evaluating the disclosure implications of this statement.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States.  This statement shall be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.  The Company is currently evaluating the impact of SFAS 162, but does not expect the adoption of this pronouncement will have a material impact on its financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60.” Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. This results in inconsistencies in the recognition and measurement of claim liabilities. This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. The adoption of FASB 163 is not expected to have a material impact on the Company’s financial position.

Critical Accounting Policies and Estimates

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Use of Estimates: In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

Revenue Recognition:  Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is assured.  We had no revenue for the twelve months ended December 31, 2008 and 2007, respectively.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age, and position of our executive officer and director as of March 5, 2009. Our Executive officers are elected annually by our Board of Directors. Our executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.

Board of Directors

Greg Halpern (Chairman)

Executive Officers

NAME	AGE	POSITION
Greg Halpern	50	President, Chief Executive Officer, Chief Financial Officer

Greg Halpern

Greg Halpern is the founder and visionary of So Act Network, Inc. Previous to launching So Act as a commercial venture in October 2008, Mr. Halpern co-founded “Ultimate Kindness Towards All Living Creatures on Earth” in 2004, an organization whose purpose was to determine the primary problems in the world and then locate solutions being developed globally that were intended to achieve greater safety and peace by repairing the health of our planet, with the potential to create new industries, jobs and economies of scale. Mr. Halpern has a history of helping to pioneer innovative new ideas and technologies brought from conceptualization to reality through small business ventures. In 1998, Mr. Halpern developed and successfully launched the first and only end-to-end fund raising exclusively over the internet. CNN featured Mr. Halpern and his 2.5 million dollar Regulation A offering on the Jan Hopkins and Lou Dobbs show. From 2002 to 2007, Mr. Halpern was the Chief Executive Officer of Circle Group Holdings Inc. (AMEX: CXN) and Z-Trim Holdings Inc. (AMEX: ZTM). Circle Group was a pioneer of emerging technology companies which provided small business infrastructure, funding and substantial intellectual capital to bring important and timely life-changing technologies to market through all early phases of the commercialization process. Mr. Halpern’s efforts there were focused on acquiring life changing technologies and bringing these products to the marketplace. With 26 years of experience pioneering emerging technologies, Mr. Halpern has acquired substantial experience building all aspects of small business infrastructure, working with computer systems and security technology, public and private financings of over 35 million dollars, sales and marketing, working with regulatory agencies such as the FDA and the SEC, manufacturing traditional goods and technology, inventing, building and securing rights to all aspects of intellectual property, and testifying in congress on small business issues.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the period ended December 31, 2008 and 2007 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO), and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Greg Halpern	2008	43,548	0	44,900	0	0	0	0	88,448
CEO&CFO
Michael Raleigh	2007	0	0	0	0	0	0	0	0
CEO & CFO	2006	0	0	0	0	0	0	0	0

(1)	The salary stated has been accrued and remains unpaid. In addition to the base salary, Mr. Greg Halpern shall be entitled to a monthly commission equal to 10% of all of our sales.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Employment Agreements

Mr. Greg Halpern, our President, CEO and CFO, entered into an Employment Agreement with us on October 13, 2008.  The Employment Agreement was attached as Exhibit 10.1 to the Form 8-K filed on October 17, 2008, and is incorporated here within by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of March 5, 2009 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possesses sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	Greg Halpern Address: 11008 Morning Dove Lane Spring Grove, IL 60081	180,000,000 shares	98.75%

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On October 14, 2008, we issued 44,900,000 shares of common stock of to Mr. Greg Halpern for his services rendered pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.  After the completion of a 4 for 1 forward split of our common stock on January 16, 2009, the 44,900,000 shares were increased to 179,600,000 shares.

On October 13, 2008, we executed an employment agreement with Mr. Greg Halpern, our President and CEO. The term of the agreement is ten (10) years. As compensation for services, Mr. Halpern will receive a monthly compensation of $18,000 beginning October 13, 2008. In addition, to the base salary, Mr. Halpern is entitled to receive a 10% commission of all of our sales.

For the year ended December 31, 2008, we received $18,803 from Mr. Greg Halpern, our principal shareholder. Pursuant to the loan agreement, the loan bears an annual interest rate of 3.25% and is due on demand. As of December 31, 2008, we still owe $3,803 in principal and accrued interest of $31.

Item 12A. Disclosure of Commission Position on Indemnification of Securities Act Liabilities.

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

SO ACT NETWORK. INC.
3,045,333 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is   March 6, 2009

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee		$7.48
Federal Taxes	$
State Taxes and Fees	$
Transfer Agent Fees		$6,000
Accounting fees and expenses		$10,000
Legal fees and expense		$40,000
Blue Sky fees and expenses	$
Miscellaneous	$
Total		$56,007.48

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales of Unregistered Securities.

We were incorporated in the State of Delaware in December, 2005. On October 7, 2008, we issued 44,900,000 shares of our common stock to Mr. Greg Halpern, our President, CEO and Chairman for services rendered in reliance upon the exemption provided under Section 4(2) of the Securities Act. These shares of our common stock qualified for exemption since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since she agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In lieu of a private placement completed January 2009, we issued 2,140,000 shares of our common stock to 36 investors at $.0625 per share for an aggregate purchase price of $133,750 under Rule 506 Regulation D promulgated under Section 4(2) of the Securities Act. These stockholders who received the securities representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Our management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon our management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D. Specifically we issued 2,140,000 shares to 36 investors as follows:

Name	Shares Beneficially Owned Prior To Offering
Dawn Sadler	16,000
Shari Barman Trust	8,000
Jane Stratton Trust	8,000
Beatrice Peak	16,000
Ilan Awerbuch	16,000
Bradley Schlachter	8,000
Linn Schlachter	8,000
Edward Halpern Trust	8,000
Dianne Halpern Trust	8,000
John Rekevics	8,000
Luis Arteaga	8,000
Dale Schirmer	80,000
Renee Schirmer	80,000
Timothy Litchfield	160,000
Esther Stearns	8,000
Jan Cohn Stearns	8,000
Brian T. Bowman	1,296,000
Dean Yizhong Deng	80,000
Susan Blackman	8,000
John W. Steinborn	24,000
Stephen Eisen	8,000
Steven Hashimoto	8,000
Rex M. Carroll	8,000
Robert Galliani	8,000
Karen Rosenberg	4,000
Marc Ledergeber	64,000
Renate Soderstrom	8,000
Jan Soderstrom	80,000
Wayne Criswell	8,000
Dan Maguire	16,000

Stephen R. Minkler	16,000
Vicky Davis	8,000
Gary Urista	8,000
Vera Fischer	16,000
Jaziba O’Brien	16,000
Victoria Galliani	8,000

On January 27, 2009, our board of directors authorized the issuance of 144,000 shares of our common stock to five (5) individuals (as provided in the table below) as compensation for their services rendered under Section 4(2) of the Securities Act.

Julian Tydelski	16,000
Al Lautenslager	16,000
Matt Wells	80,000
Daniel T. Ruchman	16,000
Serena Halpern	16,000

 Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation*
3.1(a)	Amendment to the Articles of Incorporation**
3.2	By-Laws*
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Employment Agreement with Greg Halpern *
10.2	Promissory Note between So Act Network, Inc. and Greg Halpern.
23.1	Consent of Gately & Associates, LLC
23.2	Consent of Webb & Company, P.A.
24.1	Power of Attorney

* Filed with the Commission Exhibit 10.3 to a Form 8-K filed on October 17, 2008 and incorporated herein by reference.
** Filed with the Commission Exhibit 3.1 to a Form 8-K filed on February 2, 2009 and incorporated herein by reference.

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Chicago, Illinois on March 6, 2009.

SO ACT NETWORK, INC.

/s/ Greg Halpern
Name: Greg Halpern
Title: Chief Executive Officer, Chief Financial Officer (Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Greg Halpern and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of So Act Network, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed below by the following persons in the capacities and on the dates stated.

SO ACT NETWORK, INC.

/s/ Greg Halpern
Name: Greg Halpern
Title: Chief Executive Officer, Chief Financial Officer (Principal Accounting Officer)